Exhibit VIII

Financial information

January–April 2016

(unaudited)

Nordic Investment Bank	Financial information January–April 2016

Table of contents

Key figures	3

Comments on NIB’s financial figures January–April 2016	4

Income statement	5

Statement of comprehensive income	5

Statement of financial position	6

Statement of changes in equity	7

Cash flow statement	8

Nordic Investment Bank	Financial information January–April 2016

Key figures

(in EUR million unless otherwise specified)	Apr 2016*	Apr 2015*	Dec 2015
Net interest income	75	80	247
Profit/loss	51	79	215
Loans disbursed	627	405	2,716
Loans agreed	865	447	2,830
Loans outstanding	15,658	15,301	15,627
Guarantee commitments	—	—	—
New debt issues	2,470	2,196	4,276
Debts evidenced by certificates	21,156	21,957	20,862
Total assets	27,481	28,579	27,311
Equity/total assets (%)	11.5	10.7	11.5
Profit/average equity (%)	4.9	7.8	7.0
Number of employees (average during the period)	190	190	188

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2015 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2016

Comments on NIB’s financial figures January–April 2016

The flow of deals in NIB’s lending continued to be at a high level, with a total of EUR 865 million in loans agreed (Jan–Apr 2015: EUR 447 million). Disbursements totalled EUR 627 million (Jan–Apr 2015: EUR 405 million).

The growth was driven, in particular, by increased demand for long-term financing in the municipal sector in the Bank’s member countries for the purpose of upgrading and replacing infrastructure in the areas of water supply and wastewater treatment, as well as energy generation and distribution.

The profit for the period amounted to EUR 51 million, down from EUR 79 million in the same period a year ago. The decrease in earnings was primarily attributable to an unrealised net loss on financial operations of EUR 3 million, compared to a net profit of EUR 9 million in January–April 2015. Also, the net interest income and loan impairments deviated negatively by EUR 5 million and EUR 8 million, respectively.

In new funding, the Bank carried out fourteen transactions and raised EUR 2.5 billion, which accounts for close to half of this year’s funding plan. In February, the Bank issued its first USD dollar benchmark for the year, a three-year, USD 1.25 billion global issue. A two-year, floating-rate note of USD 500 million was also issued under the global programme in April. In January, the Bank continued to issue NIB Environmental Bonds, with a five-year, SEK 1 billion transaction.

Given the loan pipeline and following the normal yearly pattern, disbursements are expected to accelerate in the latter part of the year.

Henrik Normann

President & CEO

Nordic Investment Bank	Financial information January–April 2016

Income statement

EUR 1,000

	Jan–Apr 2016*	Jan–Apr 2015*	Jan–Dec 2015

Interest income	102,415	116,638	338,781

Interest expense	-27,231	-36,418	-92,005

Net interest income	75,183	80,221	246,776

Commission income and fees received	3,096	4,388	12,218

Commission expense and fees paid	-1,072	-1,331	-2,212

Net profit/loss on financial operations	-3,312	8,869	11,521

Foreign exchange gains and losses	-52	374	82

Operating income	73,842	92,520	268,385

Expenses
General administrative expenses	16,833	14,869	41,740

Depreciation	736	1,358	8,737

Impairment of loans	5,441	-2,824	2,509

Total expenses	23,011	13,403	52,987

PROFIT/LOSS FOR THE PERIOD	50,831	79,118	215,398

Statement of comprehensive income

EUR 1,000

	Jan-Apr 2016*	Jan-Apr 2015*	Jan-Dec 2015

Profit/loss for the period	50,831	79,118	215,398
Other comprehensive income/expense
Movement in hedging reserve:**
Cross-currency basis spreads of hedging swaps	-37,508	—	—
Value adjustments of cash flow hedges	-3,125	—	—

Total other comprehensive income for the period	-40,633	—	—

Total comprehensive income for the period	10,199	79,118	215,398

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2015 and the notes thereto.
**	The movement in fair value of cross-currency basis spreads of hedging swaps is recognised in the hedging reserve. The effective portion of net change in fair value hedging instruments of cash flow hedges is also recognised in the hedging reserve. These swaps will be held to maturity and the unrealised gains and losses due to the cross-currency basis spreads will be restored by maturity.

Nordic Investment Bank	Financial information January–April 2016

Statement of financial position

EUR 1,000

		30 Apr 2016*	30 Apr 2015*	31 Dec 2015
ASSETS
Cash and cash equivalents		3,687,423	3,988,651	2,666,070

Financial placements
Placements with credit institutions		8,471	7,171	7,921

Debt securities		6,028,544	6,005,664	6,080,069

Other		22,080	23,316	22,023

		6,059,095	6,036,151	6,110,012

Loans outstanding		15,657,593	15,301,456	15,626,946

Intangible assets		—	5,073	—

Tangible assets, property and equipment		27,706	28,059	28,360

Other assets
Derivatives		1,801,309	2,941,999	2,557,979

Other assets		24,582	22,712	23,103

		1,825,891	2,964,711	2,581,083

Accrued interest and fees receivable		223,346	255,157	298,977

TOTAL ASSETS		27,481,054	28,579,259	27,311,447

LIABILITIES AND EQUITY

Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions		921,340	1,980,289	1,448,888

Long-term amounts owed to credit institutions		18,000	—	18,000

		939,340	1,980,289	1,466,888

Repurchase agreements		717,212	—	122,556
Debts evidenced by certificates
Debt securities issued		21,095,828	21,881,272	20,802,164

Other debt		60,077	75,304	59,860

		21,155,905	21,956,575	20,862,024

Other liabilities
Derivatives		1,352,191	1,391,447	1,480,736

Other liabilities		12,052	9,493	9,946

		1,364,242	1,400,940	1,490,682
Accrued interest and fees payable		147,659	176,238	222,800

Total liabilities		24,324,358	25,514,042	24,164,950

Equity
Authorised and subscribed capital	6,141,903

of which callable capital	-5,723,302

Paid-in capital	418,602	418,602	418,602	418,602

Reserve funds
Statutory Reserve		686,325	686,325	686,325

General Credit Risk Fund		1,540,651	1,430,252	1,430,252

Special Credit Risk Fund PIL		445,919	395,919	395,919

Appropriation to dividend payment		55,000	55,000	—

Profit/loss for the period		50,831	79,118	215,398

Other comprehensive income for the period		-40,633	—	—

Total equity		3,156,696	3,065,216	3,146,497

TOTAL LIABILITIES AND EQUITY		27,481,054	28,579,259	27,311,447

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2015 the notes thereto.

Nordic Investment Bank	Financial information January–April 2016

Statement of changes in equity

EUR 1,000

	Paid-in capital	Statutory Reserve	General Credit Risk Fund	Special Credit Risk Fund PIL	Payments to the Bank’s statutory reserve and credit risk funds	Appropriation to dividend payment	Hedging reserve	Profit/loss for the period	Total
Equity at 31 December 2014	418,602	686,325	1,275,041	395,919	0	0	0	210,211	2,986,099

Appropriations between reserve funds			155,211			55,000		-210,211	0
Paid-in capital									0

Called-in authorised and subscribed capital									0

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0

Dividend payment									0

Comprehensive income for the period 1/1–30/04/2015								79,118	79,118

Equity at 30 April 2015	418,602	686,325	1,430,252	395,919	0	55,000	0	79,118	3,065,216

Paid-in capital									0

Called-in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0

Dividend payment						-55,000			-55,000

Comprehensive income for the period 1/5–31/12/2015								136,281	136,281

Equity at 31 December 2015	418,602	686,325	1,430,252	395,919	0	0	0	215,398	3,146,497

Appropriations between reserve funds			110,398	50,000		55,000		-215,398	0

Paid-in capital									0

Called-in authorised and subscribed capital									0

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable									0

Dividend payment									0

Comprehensive income for the period 1/1–30/4/2016							-40,633	50,831	10,199

Equity at 30 April 2016	418,602	686,325	1,540,651	445,919	0	55,000	-40,633	50,831	3,156,696

Only the year-end figures are audited, to be read in conjunction with NIB’s audited financial statements for 2015 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2016

Cash flow statement

EUR 1,000

	Jan-Apr 2016*	Jan-Apr 2015*	Jan-Dec 2015
Cash flows from operating activities
Profit/loss from operating activities	50,831	79,118	215,398

Adjustments:
Unrealised gains/losses of financial assets held at fair value	-3,144	-5,027	13,865

Depreciation and write-down in value of tangible and intangible assets	736	1,358	8,737

Change in accrued interest and fees (assets)	75,631	50,432	6,613

Change in accrued interest and fees (liabilities)	-75,141	-54,548	-7,986

Impairment of loans	5,441	-2,824	2,509

Adjustment to hedge accounting	7,798	123	-20,667

Other adjustments to the period’s profit	2,850	2,498	376

Adjustments, total	14,171	-7,989	3,447

Lending
Disbursements of loans	-627,128	-405,433	-2,715,757

Repayments of loans	606,243	649,909	2,350,532

Capitalisations, redenominations, index adjustments, etc.	-1	8	-51

Exchange rate adjustments	37,127	-377,366	-247,764

Lending, total	16,241	-132,882	-613,039

Cash flows from operating activities, total	81,244	-61,753	-394,193

Cash flows from investing activities
Placements and debt securities
Purchase of debt securities	-803,263	-1,117,712	-2,168,290

Sold and matured debt securities	833,895	653,105	1,614,972

Placements with credit institutions	-550	-600	-1,350

Other financial placements	—	811	2,699

Exchange rate adjustments, etc.	25,436	-53,995	-59,523

Placements and debt securities, total	55,518	-518,391	-611,491
Other items

Acquisition of intangible assets	—	-504	-1,005

Acquisition of tangible assets	-83	-446	-2,551

Change in other assets	-1,042	1,682	5,676

Other items, total	-1,125	731	2,120

Cash flows from investing activities, total	54,394	-517,660	-609,372

Cash flows from financing activities
Debts evidenced by certificates
Issues of new debt	2,470,388	2,195,733	4,276,138

Redemptions	-3,399,482	-1,371,963	-3,636,669

Exchange rate adjustments	-539,890	1,165,449	884,174

Debts evidenced by certificates, total	-1,468,984	1,989,220	1,523,643

Other items
Long-term placements from credit institutions	—	—	18,000

Change in swap receivables	756,950	-655,005	-441,813

Change in swap payables	-132,106	37,988	218,769

Change in other liabilities	2,106	2,733	3,186

Dividend paid	—	—	-55,000

Paid-in capital and reserves	—	—	—

Other items, total	626,950	-614,284	-256,858

Cash flows from financing activities, total	-842,034	1,374,936	1,266,784

CHANGE IN CASH AND CASH EQUIVALENTS, NET	-706,396	795,523	263,219

Opening balance for cash and cash equivalents, net	1,030,348	767,129	767,129

Closing balance for cash and cash equivalents, net	323,952	1,562,652	1,030,348

Additional information to the statement of cash flows
Interest income received	178,046	167,070	345,394

Interest expense paid	-102,373	-90,966	-99,991

The cash flow statement has been prepared using the indirect method and the cash flow items cannot be directly concluded from the statements of financial positions.

*	Unaudited figures, to be read in conjunction with NIB’s audited financial statements for 2015 and the notes thereto.

Nordic Investment Bank	Financial information January–April 2016

Nordic Investment Bank (NIB)

Fabianinkatu 34

P.O. Box 249

FI-00171 Helsinki, Finland

Telephone: +358 10 618 001

Fax: +358 10 618 0725

Internet: www.nib.int

E-mail: info@nib.int